EXHIBIT 10.1

April 3, 2023

Michael Ellis Franklin

Dear Mikey:

We are pleased to memorialize the terms of your employment with Whole Earth Brands, Inc., a Delaware corporation (“Whole Earth” or the “Company”). Your employment will be subject to the terms and conditions set forth in this letter (the “Employment Letter”). This Employment Letter will be binding upon execution (the “Effective Date”) by you and the Executive Chairman of the Board of Directors of the Company (the “Board”).

1.	Positions and Responsibilities. You will initially serve as Interim Chief Executive Officer of the Company (“Interim CEO”) and such of the Company’s subsidiaries as may be designated by the Board from time to time. It is acknowledged and agreed that your interim status will be reevaluated by the Board no later than June 30, 2023. As Interim CEO, you will report directly to the Executive Chairman of the Board. During your service as Interim CEO, you will have general supervision over all aspects of the business of the Company and its subsidiaries and you will perform all duties, and have the authority, incident to the position of Interim CEO, and such other duties and responsibilities consistent with your position as may from time to time be assigned to you by the Board or otherwise required of such position, including but not limited to responsibilities set forth in the Company’s bylaws, as may be amended from time to time.

In addition, and for the avoidance of doubt, you will continue to serve as a member of the Board following the Start Date (as defined below). Thereafter, and until such time as you leave the position of Interim CEO, the Company will use its reasonable best efforts to cause you to be nominated for re-election to the Board at each Annual Meeting of Stockholders of Whole Earth.

You will not, while employed by the Company, engage in any activities that would materially interfere with or create a material conflict with your duties and responsibilities to the Company.

2.	Start Date; Term; Location. As agreed, your employment as Interim CEO began effective January 1, 2023 (the “Start Date”) and will continue indefinitely until terminated in accordance with Section 6 below (such period beginning on the Start Date and continuing through the termination of your employment is referred to herein as the “Term”). It is agreed that you will perform this role from your place of residence (currently, Miami, Florida), traveling to the Company headquarters in Chicago, Illinois, and other locations, on an as needed basis.

3.	Base Salary. For the 2023 calendar year, your annual base salary (the “Base Salary”) will be $50,000 (less required withholdings and elected deductions) and will be paid in accordance with the Company’s normal payroll practices. For each calendar year during the Term commencing January 1, 2024, your annual Base Salary shall be reviewed and adjusted by the Board at its sole discretion and will consider the then market rate for similar situated public company chief executive officers and consistent with (and in no event below) the annual compensation level (taking into account the value of both cash and equity award compensation) for the immediately preceding calendar year.

4.	Bonus. For each calendar year during the Term, commencing January 1, 2024, you will be eligible to receive an incentive bonus (the “Bonus”) under the Company’s annual incentive award program and/or arrangement applicable to the senior-level executives as established from time to time by the Board (or committee thereof), within its sole discretion. You must be actively employed by the Company at the time of payment to be eligible to receive payment in respect of an earned Bonus, if any.

5.	Equity Awards. As a member of the Company’s leadership team, during the Term, you will be eligible to participate in the Company’s 2020 Long-Term Incentive Plan (the “LTIP”), subject to your continued employment and the LTIP design determined and approved by the Board (or committee thereof). You will also be subject to the Company’s clawback policy and stock ownership guidelines, if any, each as in effect from time to time.

a.	Replacement Equity Awards. On or as soon as practicably possible following the Effective Date, you will receive the following awards under the LTIP: (i) time-based restricted stock units of the Company in respect of 742,471 shares of Common Stock, which shall vest in full 12 months from the grant date(the “Replacement RSUs”), and (ii) performance-based restricted stock units of the Company in respect of 742,471 shares of Common Stock, which shall vest 12 months from the grant date based on the achievement of certain pre-establish performance goals (the “Replacement PSUs”), in each case, provided you continue to be employed through March 31, 2024 and subject to such additional terms and conditions to be set forth in award agreements to be entered into by and between you and the Company. Notwithstanding anything to the contrary in this Employment Letter or the LTIP, the award agreements governing the Replacement RSUs and the Replacement PSUs shall provide that in the event of (x) the termination of your employment prior to March 31, 2024 either by the Company without Cause or by you for Good Reason, all of the Replacement RSUs and the Replacement PSUs shall immediately vest in full as of the date of such termination of employment, and (y) a Change in Control of the Company, all of the Replacement RSUs and the Replacement PSUs shall immediately vest in full as of the date of such Change in Control.

You will also be eligible to receive annual LTIP grants in future years, subject to your continued employment with the Company. All annual LTIP awards are subject to the terms of LTIP, and execution of an applicable award agreement. Any LTIP awards will be determined and granted in the Board’s (or a committee thereof) sole discretion and the terms of this paragraph do not constitute a guarantee of a future year award.

6.	Termination of Employment; Severance. This Employment Letter does not constitute a guarantee that your employment will continue for any period of time. It should be noted that your employment with the Company shall be on an “at-will” basis, and either you or the Company can terminate your employment relationship at any time for any reason on thirty (30) business’ days notice. Upon termination of the Term and your employment hereunder for any reason, the Company will pay to you any accrued but unpaid Base Salary, Bonuses and/or other accrued but unpaid employee benefits as of the date of termination (collectively, the “Accrued Obligations”). Your right to continue in any employee benefit programs will also cease as of the date of the termination of your employment, except to the extent otherwise required under applicable law. Any effect of the termination of your employment on your equity awards granted to you by the Company under the LTIP will be set forth in Section 5 above and/or in the individual award agreement entered into between you and the Company which governs such equity award.

7.	Other Employee Benefits. During the Term, you will be eligible to participate in the employee benefit programs made available to other senior executives of the Company from time to time, subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may modify or terminate any employee benefit plan at any time. It is understood and agreed that you will not be participating in the Company’s health plan for the 2023 calendar year.

8.	Paid Time Off. You will receive three (3) weeks (15 days) of vacation annually (in addition to other company-recognized time off, including holidays and approved leaves), subject to the Company’s policies and procedures as in effect from time to time.

9.	Business Expenses. You shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of your duties and responsibilities during the Term in accordance with the Company’s expense reimbursement policies and procedures for its senior executives (which, for the avoidance of doubt, will include an iPad, iPhone and monthly iPhone expenses). In connection with required business travel, you shall be permitted to travel either business class or first class.

10.	No Conflicts. You have advised us that you are not party to any agreement that would interfere with your ability to perform the duties of your position with the Company as described in this Employment Letter. It is a condition of your employment with the Company that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with the Company.

11.	Withholding; Clawback. Notwithstanding anything else in this Employment Letter, all forms of compensation paid to you as an employee of the Company will be less all applicable tax withholdings. Compensation paid to you by the Company will be subject to the Company’s clawback policy, as may be in effect now or in the future and amended from time to time.

12.	Section 409A. This Employment Letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (collectively, “Section 409A”), to the extent applicable, and will be so construed. Notwithstanding anything in this Employment Letter to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Employment Letter upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of your employment under this Employment Letter may only be made upon a “separation from service” under Section 409A. For purposes of applying the provisions of Section 409A to this Employment Letter, each separately identified amount to which you are entitled under this Employment Letter will be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Employment Letter shall be treated as a right to a series of separate payments.

Any reimbursements by the Company to you of any eligible expenses under this Employment Letter that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) will be made by the Company no later than the last day of the calendar year following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you, during any calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

If you are considered a “specified employee” (as defined under Section 409A), then no payment or benefit that is payable on account of the date of your “separation from service” (as defined under Section 409A) will be made before the date that is six months after the date of your “separation from service” (or, if earlier, the date of the your death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

13.	Governing Law. This Employment Letter shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to principles of conflict of laws.

14.	Damages; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Company or you from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Employment Letter. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Employment Letter, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.

15.	Indemnification; D&O Coverage. The Company will maintain commercially reasonable and appropriate directors’ and officers’ liability insurance under which you will be covered on a basis that is no less favorable than the coverage provided to any director or officer of the Company.

16.	Non-Competition; Confidentiality Agreement. During your employment and for 12 months thereafter (the “Non-Compete Period”), you shall not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venturer, investor, lender, employee, consultant or otherwise with, or use or permit your name to be used in connection with, any person, firm or corporation (including on your own account) engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates, including without limitation the business of manufacturing and marketing sweeteners, flavor enhancers, adjacencies and other ingredients, in each case anywhere in the Restricted Territory (as defined below); provided, however, that nothing contained in this section shall be deemed to prohibit you from acquiring, solely as a passive investment, up to five percent (5%) of the outstanding shares of capital stock of any company with securities registered pursuant to the Securities Exchange Act of 1934. You acknowledge and agree that your position is one of trust and confidence, with access to the Company’s trade secrets and customers, and that the Company and its subsidiaries and affiliates do business throughout the world, including marketing and selling products in over 100 countries, and as such the time period, geographic scope, and limitations set forth in this Section 16 are reasonable and necessary to protect the Company’s legitimate business interests.

You further agree that while you are employed by the Company and during the Non-Compete Period, you will not hire or attempt to hire any employee of the Company or any of its affiliates, assist in such hiring by any person, encourage or solicit any such employee to terminate his or her relationship with the Company or any of its affiliates, or solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates. Please note that your employment with the Company is also contingent upon your execution of a Confidentiality Agreement in the Company’s standard form.

17.	Prior Agreements. This Employment Letter supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, express or implied, on this subject other than the Confidentiality Agreement. This Employment Letter may not be modified or amended except by a specific, written arrangement signed by you and the Chairman of the Board or an authorized officer of the Company.

18.	Counterparts. This Employment Letter may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

19.	Legal Fees. The Company shall promptly pay or reimburse you for all reasonable legal fees and expenses you incurred, subject to your submitting documentation, in connection with the negotiation, review, and preparation of this Employment Letter and any related agreements, including, but not limited to, any LTIP award agreements.

20.	Definitions. For purposes of this Offer Letter, the following terms are defined as follows:

“Cause” “shall mean, as determined by the Board: (a) your willful misconduct or gross negligence in connection with the performance of your duties hereunder that causes or is reasonably likely to cause material harm to the Company, (b) your conviction of, or plea of guilty or nolo contendere to, any felony, (c) your willful or repeated failure to follow lawful directives of the Board that are consistent with your position, duties, and authority that that causes or is reasonably likely to cause material harm to the Company, (d) your material breach of any obligations under this Employment Letter, or (e) any material violation of applicable Company policies or laws applicable to the Company, including without limitation policies and laws related to harassment, discrimination, and/or retaliation; provided, however, that Cause shall not exist under (a), (c), (d) or (e) above unless the Company has delivered written notice to Executive, signed by a duly authorized officer of the Company, specifying the event(s) above providing Cause and you have failed to reasonably cure such event(s) within thirty (30) days of receiving such written notice.

“Change in Control” shall have the meaning as defined in the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Good Reason” shall mean: (i) any material reduction of your Base Salary; (ii) any material diminution in your title, duties, authorities or reporting relationships; (iii) any material breach of this Employment Letter by the Company, or (iv) any requirement that your principal place of employment be outside of Miami, Florida (or your then current place of residence). For purposes of this Employment Letter, Good Reason shall not be deemed to exist unless your termination of employment for Good Reason occurs within ninety (90) days following the initial existence of one of the conditions specified in clauses (i) through (iv) above, you provide the Company with written notice of the existence of such condition within sixty (60) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

“Restricted Territory” shall mean any country in the world in which the Company or any of its subsidiaries or affiliates has marketed or sold its products, or in which the Company or any of its subsidiaries or affiliates has operations, in each case in the most recent twelve (12) months of your employment (or during your employment if shorter than twelve (12) months).

If you wish to accept this offer, please sign below and return this Offer Letter to me. This offer is open for you to accept until 5:00PM CT on April 10, 2023, at which time it will be deemed to be withdrawn.

WHOLE EARTH BRANDS, INC.

By:	/s/ Irwin Simon
Name:	Irwin Simon
Title:	Executive Chairman of the Board of Directors

Date:	April 5, 2023

Acceptance of Offer:

I have read, understood and accept all the terms of this Offer Letter. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Offer Letter or in the documents referred herein, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with Whole Earth or its affiliates with respect to my employment by Whole Earth other than the Confidentiality Agreement.

Accepted:	/s/ Michael Ellis Franklin
Michael Ellis Franklin

Date:	April 6, 2023